EXHIBIT 21.1
List of Subsidiaries of Bandwidth Inc.
•Bandwidth.com CLEC, LLC (Delaware, United States)
•UK Bandwidth Limited (England and Wales)
•DE Bandwidth GmbH (Germany)
•Bandwidth Iberia S.L (Spain)
•Bandwidth Communications Canada, Inc. (Canada)
•Voice Bidco Limited (England and Wales)
•Voxbone S.A. (Belgium)
•Voxbone US LLC (Delaware, United States)
•Voxbone El Salvador Sociedad Anonima De Capital Variable (El Salvador)
•Voxbone Panama Inc. (Panama)
•Voxbone Telekomunikasyon ve Iletisim Hizmetleri Ticaret Limited Sirketi (Turkey)